EXHIBIT 5

July 25, 2003

Steven D. Rubin
Senior Vice President and General Counsel
IVAX Corporation
4400 Biscayne Boulevard
Miami, Florida 33137

     Re: IVAX Corporation – Merger of Advanced Tobacco Products, Inc. with a wholly-owned subsidiary of IVAX Corporation

Dear Mr. Rubin:

     As counsel to IVAX Corporation, a Florida corporation (the “Corporation”), we have examined the Articles of Incorporation and the Bylaws of the Corporation, each as amended, as well as such other documents and proceedings as we have considered necessary for the purposes of rendering this opinion. We have also examined and are familiar with the proceedings taken by the Corporation in connection with the merger (the “Merger”) of ATP Merger Sub, Inc., a Florida corporation and wholly-owned subsidiary of the Corporation, with and into Advanced Tobacco Products, Inc., a Texas corporation (“ATP”), and the registration under the Securities Act of 1933, as amended, of the shares of common stock, par value $0.10 per share, of the Corporation to be issued in connection with the Merger (the “Shares”), all as more fully described in the Corporation’s Registration Statement on Form S-4 (the “Registration Statement”), filed with the Securities and Exchange Commission on July 25, 2003. We have also examined a copy of the Agreement and Plan of Merger (the “Agreement”) set forth on Annex A to the Proxy Statement/Prospectus of the Corporation and ATP, which comprises a part of the Registration Statement. We have assumed the genuineness of signatures and the authenticity of all documents submitted to us as copies. Also, we have relied upon such certificates of public officials, corporate agents and officers of the Corporation and such other certificates with respect to the accuracy of material factual matters contained therein which were not independently established.

     Based upon the foregoing, and having regard to legal considerations which we deem relevant, we are of the opinion that, following the issuance and delivery of the Shares by the Corporation in accordance with the terms of the Agreement and in the manner contemplated by the Registration Statement, the Shares will be validly issued, fully-paid and non-assessable.

     Our opinion is limited to the laws of the State of Florida and the United States federal laws, and we express no opinion with respect to the laws of any other jurisdiction. Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is provided as of the date hereof and is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments that might affect any matters or opinions set forth herein. In addition, we hereby consent to the use of our opinion included herein and to all references to this firm under the heading “Legal Matters” in the Proxy Statement/Prospectus, which comprises a part of the Registration Statement.

Very truly yours,

Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A.